EXHIBIT 2.1

PURCHASE AND SALE AGREEMENT

Brea Oil Company, Brea Properties, Inc., Kurt Sickles, GERALDINE M. BARKER, AS TRUSTEE OF THE BARKER BYPASS TRUST UNDER THE BARKER TRUST, dated january 21, 1999, GERALDINE M. BARKER AND ALEXANDER W. BARKER, AS CO-TRUSTEES OF THE BARKER TRUST, dated january 21, 1999

("SELLER")

and

Tri-Valley Oil & Gas Co.
("PURCHASER")

Effective Date December 31, 2005

TABLE OF CONTENTS

Article 1	Definitions

Article 2	Assets Purchased

Article 3	Conditions to Closing

Article 4	The Closing; Purchase Price

Article 5	Effect of Closing

Article 6	Representations and Warranties of Seller

Article 7	Representations and Warranties of Purchaser

Article 8	Survival of Representations and Warranties;
Assumption of Obligations; Indemnification

Article 9	Additional Agreements

Article 10	General Provisions

EXHIBITS

Exhibit A -	Oil and Gas Leases

Exhibit B-1	Assignment and Bill of Sale (Southwest Belridge Area)
Exhibit B-2	Statement Re Documentary Transfer Tax (Southwest Belridge Area)

Exhibit B-3	Assignment and Bill of Sale (Edison Area)
Exhibit B-4	Statement Re Documentary Transfer Tax (Edison Area)

Exhibit C -	Memorandum of Agreement

Exhibit D -	Memorandum of Cancellation

Exhibit E -	Seller's Certificate

Exhibit F -	Purchaser's Certificate

PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT is made as of December ___, 2005, by and between BREA OIL COMPANY, a Delaware corporation ("Brea Oil", sometimes known as "Brea Oil Company, Inc."), BREA PROPERTIES, INC., a California corporation ("Brea Properties"), KURT SICKLES ("Sickles"), GERALDINE M. BARKER, AS TRUSTEE OF THE BARKER BYPASS TRUST UNDER THE BARKER TRUST, DATED JANUARY 21, 1999 ("Bypass Trust"), and GERALDINE M. BARKER AND ALEXANDER W. BARKER, AS CO-TRUSTEES OF THE BARKER TRUST, DATED JANUARY 21, 1999 ("Barker Trust") with Brea Oil, Brea Properties, Sickles, the Bypass Trust and the Barker Trust hereinafter referred to collectively and individually as the "Seller", on one hand, and TRI-VALLEY OIL & GAS CO., a Delaware corporation ("Purchaser"), on the other hand.

WHEREAS, each of the respective parties comprising Seller and Purchaser have approved the terms of this Agreement and the transaction contemplated hereby; and

WHEREAS, this Agreement provides for the sale of certain of Seller's rights and interests in and to certain oil and gas leases and other contracts and agreements to Purchaser; and

WHEREAS, Seller and Purchaser desire to set forth the terms of their agreement and transaction as provided for herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

The following terms, as used herein, shall have the following meanings:

1.01 "Agreement" shall mean this Purchase and Sale Agreement between Seller and Purchaser.

        1.02     "Assets" shall mean all of Seller's undivided rights, title and interest in and to the Oil and Gas Leases, together with all of: (i) Seller's interest in and to the real property covered by said leases and rights incident thereto, including all rights in, to and under all agreements, leases, permits, rights-of-way, easements, licenses and servitudes or other interests in any way relating thereto; (ii) Seller's interest in and to all of the wells, equipment, materials, personal property, fixtures and improvements thereon, appurtenant thereto, or used or obtained in connection with said leases or with the production, treatment, sale, storage, compression, processing, transportation or disposal of Hydrocarbons or water produced therefrom or attributable thereto and all other appurtenances thereunto belonging; and (iii) Incidental Rights.

1.03 "Assignment" shall be as defined in Section 4.03(a).

1.04 "Assumed Leases and Contracts" shall be as defined in Section 8.03.

1.05 "Assumed Obligations" shall be as defined in Section 8.02.

1.06 "Byrum" shall be as defined in Section 4.02.

1.07 "Closing" shall be as defined in Section 4.01.

1.08 "Closing Date" shall be as defined in Section 4.01.

1.09 "Damages" shall be as defined in Section 8.04.

1.10 "DOGGR" shall mean the California Division of Oil, Gas and Geothermal Resources.

1.11 "Effective Date" shall mean 7:00 a.m., Pacific Standard Time on December 31, 2005.

        1.12     "Hydrocarbons" shall mean crude oil, natural gas, casinghead gas, condensate, natural gas liquids and other liquid or gaseous hydrocarbons, and shall also refer to any other minerals of every kind and character which may be covered by or included in the oil and gas leases described in Exhibit "A".

        1.13     "Incidental Rights" shall mean all right, title and interest of Seller in and to or derived from the following insofar as the same are attributable to the Oil and Gas Leases or the operation thereof: (i) all easements, rights-of-way, leases, surface leases, permits, licenses, servitudes or other interests; (ii) all equipment, environmental permits and other personal property, fixtures and improvements used or held for use in connection with the exploration, development or operation of the Oil and Gas Leases or the production, treatment, storage, compression, processing or transportation of Hydrocarbons from or in the Oil and Gas Leases; (iii) all Hydrocarbon sales, purchase, exchange and processing contracts and agreements, joint operating agreements, and all other contracts and agreements insofar as the same directly affect or relate to the Oil and Gas Leases or any part thereof; (iv) all lease files, gas processing files, division order files, abstracts, title opinions, and all other files, information and data (including copies of engineering, geological and geophysical data to the extent the same may be transferred, but subject in all events to an and all consents concerning ownership and transfer), and all rights thereto, of Seller insofar as the same are directly related to and necessary to the realization of the value by Purchaser of the Oil and Gas Leases and to the extent the transfer thereof is not prohibited by existing contractual obligations with third parties; and (v) to the extent transferable, all interest of Seller in and to all claims and causes of action which Seller may have against insurance companies or others by reason of injury or damage to or destruction of loss of all or any part of the Assets after the Effective Date.

1.14 "Memorandum of Agreement" shall be as defined in Section 4.04(a).

1.15 "Memorandum of Cancellation" shall be as defined in Section 4.03(b).

1.16 "Oil and Gas Leases" shall mean the oil and gas leases described in Exhibit "A" attached hereto and by this reference made a part hereof.

        1.17     "Person" shall mean an individual, proprietorship, trust, estate, personal representative, partnership, limited liability company, joint venture, association, company, corporation or other entity.

1.18 "Purchase Price" shall be as defined in Section 4.02.

1.19 "Statements Re Documentary Transfer Tax" shall be as defined in Section 4.03(a).

ARTICLE 2 - ASSETS PURCHASED

        2.01     Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at Closing Seller shall sell, convey, assign, transfer and deliver, and Purchaser shall purchase and receive, the Assets.

ARTICLE 3 - CONDITIONS TO CLOSING

        3.01     Seller's Closing Conditions. The obligation of Seller to proceed with the Closing is subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived in whole or in part by Seller in writing:

                (a)     All representations and warranties of Purchaser contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Purchaser shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Purchaser at or prior to the Closing.

                (b)     Seller shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Purchaser, to the effect that to Purchaser's knowledge the statements made under Article 7 below by Purchaser are true in all material respects at and as of the Closing Date. A form of the certificate is attached hereto as Exhibit "F".

        3.02     Purchaser's Closing Conditions. The obligation of Purchaser to proceed with the Closing is subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived in whole or in part by Purchaser in writing:

                (a)     All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied all agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

                (b)     Purchaser shall have received a certificate dated as of the Closing Date, executed by Seller to the effect that to Seller's knowledge the statements made under Article 6 below by Seller are true in all material respects at and as of the Closing Date. A form of the certificate is attached hereto as Exhibit "E"

                (c)     In the event that Purchaser, in its sole discretion, determines prior to Closing that the purchase contemplated herein is not in its best interest, Purchaser shall have the right to cancel this Agreement by providing written notice of cancellation to Seller, and upon Seller's receipt of such cancellation notice prior to Closing, this Agreement shall be null and void and of no further force or effect. In no event shall Purchaser be entitled to cancel this Agreement after the Closing Date.

ARTICLE 4 - THE CLOSING; PURCHASE PRICE

        4.01     Closing. The closing of the transaction contemplated in this Agreement (the "Closing") shall be: (a) the date on which Purchaser executes and delivers to Seller a copy of the Memorandum of Agreement as provided in Section 4.04 below; and (b) held at 10:00 a.m., Pacific Standard Time, at the offices of Purchaser, located at 5555 Business Park South, Suite 200, Bakersfield, California 93309, on December 30, 2005, or at such other date or place as the parties may agree in writing ("Closing Date"). Regardless of when the Closing shall occur, the Closing shall be effective with respect to each Asset as of the Effective Date for purposes of assuming obligations and burdens hereunder and acquiring any benefits hereunder, except as otherwise provided in Article 8 below. In the event the Closing does not occur, this Agreement shall become null and void and of no further force or effect.

        4.02     Purchase Price. The total consideration ("Purchase Price") for the sale and conveyance of the Assets to Purchaser is Purchaser's payment of Two-Million Eight-Hundred Fifty-Thousand Dollars ($2,850,000.00), less the previously tendered deposit in the amount of Fifty Thousand Dollars ($50,000.00). The Purchase Price shall be paid via cashier's check made payable to Seller's designated agent, Kenneth M. Byrum, Trustee ("Byrum"), located at 5500 Ming Avenue, Suite 140, Bakersfield, CA 93309, which payment shall be delivered on January 4, 2006 during regular business hours. Upon delivery of the cashier's check to Byrum, Byrum shall simultaneously deliver to Purchaser the Memorandum of Cancellation fully executed by Seller.

4.03 Seller's Closing Obligations. At Closing, Seller shall deliver to Purchaser the following:

                (a)     An executed and acknowledged Assignments and Bills of Sale (collectively "Assignment") and such other documents as may be reasonably necessary to convey all of Seller's interest in the Assets to Purchaser. The Assignment shall be in recordable form and shall convey, transfer and assign all of Seller's undivided right, title and interest in and to the Assets, including all real property interests and all equipment and other personal property right, title and interest, to Purchaser. A form of the Assignment to be executed and delivered by Seller to Purchaser at the Closing is attached hereto as Exhibit "B-1", with respect to the Southwest Belridge Area, Kern County, California and Exhibit "B-3", with respect to the Edison Area, Kern County, California. Seller understands and agrees that Purchaser will be filing Statements Re Documentary Tax as allowed by Section 11932 of the California Revenue and Taxation Code substantially in the form attached hereto as Exhibit "B-2", with respect to the Southwest Belridge Area, and Exhibit "B-4", with respect to the Edison Area.

                (b)     Execute and acknowledge a Memorandum of Cancellation evidencing Purchaser's payment of the Purchase Price as provided in Section 4.02 above, which Memorandum of Cancellation shall be promptly delivered by Seller to Byrum for Byrum to hold and deliver to Purchaser upon Purchaser's compliance with Article 4 above. A form of the Memorandum of Cancellation is attached hereto as Exhibit "D".

(c) The certificate of Seller referred to in Section 3.02(b) hereof.

4.04 Purchaser's Closing Obligations. At Closing, Purchaser shall:

                (a)     Execute and acknowledge a Memorandum of Agreement ("Memorandum of Agreement") evidencing Purchaser's obligation to pay the Purchase Price as provided in Section 4.02 above, which Memorandum of Agreement shall be recorded by Purchaser on or promptly following the Closing Date simultaneously with the recording of the Assignment. A form of the Memorandum of Agreement is attached hereto as Exhibit "C".

(b) Deliver to Seller the certificate of Purchaser referred to in Section 3.01(b) hereof.

ARTICLE 5 - EFFECT OF CLOSING

5.01 Adjustments.

                (a)     Oil, gas and other production from or attributable to the Assets which was produced prior to the Effective Date shall belong to Seller. Oil, gas and other production from or attributable to the Assets which is produced on or after the Effective Date shall belong to Purchaser.

                (b)     Within ninety (90) days after Closing, Purchaser and Seller will effect a cash adjustment to account for (1) any production prior to the Effective Date for which the Purchaser received payment, which shall be credited to the Seller; (2) any payments received by Seller for production which was produced after the Effective Date, which shall be credited the Purchaser; (3) costs, expenses, charges and credits relating to operations of the Assets incurred and paid by Seller between the Effective Date and the Closing Date, which shall be credited to the Seller; (4) any costs and expenses incurred prior to the Effective Date attributable to the Assets which have not been paid by Seller as of the Closing Date and for which the Purchaser is required to make payment, which shall be credited to the Purchaser and (5) such other adjustments (including prepayments) as may be agreed upon by the parties hereto.

        5.02     Taxes. Ad valorem, property, production, excise, severance and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, shall be apportioned and prorated between Seller and Purchaser as of the Effective Date so that Purchaser will bear such share of said items based on ownership of or production from the Assets after the Effective Date and Seller shall be charged for all such taxes and assessments based on production from the Assets prior to the Effective Date. Purchaser shall pay all sales taxes occasioned by the sale of the Assets.

        5.03     Expenses. All expenditures, costs and expenses (including, without limitation, all administrative overhead costs) with respect to the Seller's interest in the Assets which are incurred prior to the Effective Date shall be the obligation of and be paid by Seller, and those which are incurred commencing with the Effective Date shall be the obligation of and be paid by Purchaser.

        5.04     Shared Obligations. If an invoice or other evidence of an obligation is received which under the terms of this Article is partially the obligation of Seller and partially the obligation of Purchaser, then the parties shall consult each other and each shall promptly pay its portion of such obligation to the obligee, provided that if either party hereto shall fail to promptly pay its portion of such obligation to the obligee, the other party hereto shall have the right (but not the obligation) to pay such portion of such obligation, whereupon the defaulting party shall promptly reimburse each other party for the defaulting party's portion so paid.

        5.05     Transfer of Assets. Seller and Purchaser shall cooperate with each other and use all reasonable efforts to accomplish the transfer of ownership to Purchaser immediately upon the Effective Date and to promptly notify purchasers, vendors, joint interest owners and other appropriate parties of such change. The data and files related to the Assets shall be physically transferred to Purchaser within thirty (30) days following the Closing.

ARTICLE 6 - REPRESENTATIONS AND
WARRANTIES OF SELLER

6.01 Seller's Representations. Seller hereby represents and warrants to Purchaser as follows:

                (a)     Brea Oil and Brea Properties, and each of them, are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and California, respectively. Brea Oil is duly qualified and in good standing as a foreign corporation in the State of California. The Bypass Trust and the Barker Trust are successors in interest to William K. Barker and Associates-Shields-Arms, a dissolved limited partnership, and are trusts validly formed and existing under the laws of the State of California;

                (b)     Brea Oil and Brea Properties, and each of them, have all requisite power and authority to carry on their business as presently conducted. Each Seller has all requisite power and authority to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform their obligations under this Agreement and the other documents and agreements contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Brea Oil and Brea Properties' charters, by-laws or governing documents or any material agreement or instrument to which Seller is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller;

                (c)     The execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite corporate actions on the part of Seller;

                (d)     This Agreement has been duly executed and delivered on behalf of Seller and all documents required hereunder to be executed and delivered by Seller, whether at Closing or otherwise, shall have been duly executed and delivered. This Agreement does, and such documents shall, constitute legal, valid and binding obligations of Seller in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors;

                (e)     There is no demand or suit, action or other proceeding pending or to Seller's actual knowledge threatened before any court of governmental agency which might result in a material impairment of loss of title to any material part of the Assets or the value thereof taken as a whole or which might materially hinder or impede the operation of the Assets as a whole;

                (f)     To the actual knowledge of Seller, except as otherwise disclosed by Seller to Purchaser with regard to notices sent by the DOGGR to Seller prior to execution of this Agreement, Seller is not in violation of any applicable laws, rules, regulations or orders of any governmental agency having jurisdiction over the Assets which might result in a material impairment of loss of title to any material part of the Assets or the value thereof taken as a whole or which might materially hinder or impede the operation of the Assets as a whole;

(g) There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the actual knowledge of Seller, threatened against Seller;

                (h)     To the best of Seller's knowledge, Seller has duly and timely filed all tax returns and reports required to be filed by Seller prior to Closing, except to the extent that any failure or alleged failure to file any tax return or report would not have a material effect on Seller or the purchased Assets. To the best knowledge of Seller, all of Seller's tax returns and reports are true and complete in all material respects;

                (i)     To the actual knowledge of Seller, there is not outstanding against Seller any decision, judgment, decree, injunction, rule or order of any court, arbitrator or governmental entity affecting any of the Assets or this transaction;

                (j)     Purchaser shall not have any obligation or liability to pay any fee, commission or other compensation to any person or entity engaged by Seller in connection with this Agreement or the transaction contemplated herein;

(k) To the actual knowledge of Seller, all copies of documents delivered or made available to Purchaser in connection with this Agreement are true and correct copies of the originals thereof;

                (l)     To the actual knowledge of Seller, except as otherwise disclosed by Seller to Purchaser with regard to notices sent by the DOGGR to Seller prior to execution of this Agreement, Seller is in material compliance with all federal, state and local laws, regulations and ordinances applicable to its business and operations;

(m) Except as otherwise reflected in Sections 8.05 and 9.09 below, Seller has not sold, assigned, conveyed, encumbered and/or otherwise hypothecated any of the Assets; and

                (n)     EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY, AND SELLER HEREBY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION, ORALLY OR IN WRITING, MADE OR COMMUNICATED TO PURCHASER INCLUDING, BUT NOT LIMITED TO, ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER, ANY ENGINEER OR ENGINEERING FIRM, OR ANY OTHER AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER. SELLER SPECIFICALLY MAKES NO REPRESENTATION OR WARRANTY REGARDING THE CURRENT VALIDITY OF THE OIL AND GAS LEASES, OR TITLE THERETO.

ARTICLE 7 - REPRESENTATIONS AND
WARRANTIES OF PURCHASER

7.01 Purchaser's Representations. Purchaser hereby represents and warrants to Seller as follows:

                (a)     Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified and in good standing as a foreign corporation in the State of California;

                (b)     Except for matters set forth in Section 9.03 and Section 10.12 below, Purchaser is or prior to Closing will be duly qualified pursuant to any and all applicable laws, statutes and regulations to own and operate the Assets;

                (c)     Purchaser has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, to purchase the Assets on the terms described in this Agreement, and to perform its other obligations under this Agreement and the other documents and agreements contemplated hereby. The consummation of the transaction contemplated by this Agreement will not violate, nor be in conflict with, any provision of Purchaser's charter, bylaws or governing documents, or any material agreement or instrument to which Purchaser is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Purchaser;

                (d)     The execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite corporate actions on the part of Purchaser;

                (e)     This Agreement has been duly executed and delivered on behalf of Purchaser and all documents required hereunder to be executed and delivered by Purchaser, whether at Closing or otherwise, shall have been duly executed and delivered. This Agreement does, and such documents shall, constitute legal, valid and binding obligations of Purchaser in accordance with their respective terms, subject to applicable bankruptcy and ether similar laws of general application with respect to creditors;

(f) There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the actual knowledge of Purchaser, threatened against Purchaser;

                (g)     Purchaser has arranged to have available by the Closing Date sufficient funds to enable the Purchaser to pay in full the Purchase Price as provided in Article 4, together with all costs and expenses relative thereto, and otherwise to perform its obligations under this Agreement;

                (h)     Purchaser has or prior to Closing will have made financial arrangements which will be adequate to allow Purchaser to comply with all obligations relating to the ownership and operation of the Assets;

                (i)     Seller shall not have any obligation or liability to pay any fee or other compensation to any person or entity engaged by Purchaser in connection with this Agreement or the transaction contemplated herein;

                (j)     Purchaser is purchasing and accepting the Assets "AS IS" without any express or implied warranty of any kind. Purchaser is entering into this transaction solely on the basis of Purchaser's own expertise, inspection, evaluation, familiarity with and knowledge of the Assets. Purchaser is not relying on any representation, estimate, claim, warranty, statement, data, or information of any kind made or provided to Purchaser or any of its employees, agents, consultants, etc., by Seller or any employee, agent, or other representative of Seller. No patent or latent condition affecting the Assets (or any Asset) in any way, whether now known or discovered or hereafter discovered, shall in any way affect any of Purchaser's obligations contained in this Agreement, or give rise to any right of or to damages, rescission, or any other legal or equitable right or remedy on behalf of Purchaser against Seller; and

                (k)     PURCHASER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OR MATERIALS, AS WELL AS ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, RELATING TO THE ASSETS OR THEIR CONDITION. PURCHASER IS ACQUIRING THE ASSETS IN AN "AS-IS, WHERE IS" CONDITION WITH ALL FAULTS.

ARTICLE 8 - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ASSUMPTION OF OBLIGATIONS; INDEMNIFICATION

        8.01     Survival of Representations and Warranties. All representations and warranties made by the parties, as contained in this Agreement or in any ancillary document, as well as any indemnification made by either party, shall survive the Closing.

        8.02     Assumption of Obligations. Purchaser shall take the Assets "AS IS" subject to all obligations, duties and liabilities that are associated with the Assets, whether arising before of after the Effective Date, including but not limited to drilling costs, clean up costs, well closing, plugging and abandonment costs and expenses (whether or not such wells were plugged or improperly plugged prior to the Effective Date), the proper capping and burying of all flowlines, and all surface remediation, restoration and environmental (surface and subsurface) costs, expenses and liabilities, all of which obligations and liabilities Purchaser agrees to assume (the "Assumed Obligations") and to defend and hold Seller harmless from and against any and all claims, liabilities, costs and expenses (including all attorney's fees) with respect thereto.

        8.03     Assumption of Leases and Contracts. Before and after the Effective Date, Purchaser assumes and shall perform, as to its undivided interest, all duties, liabilities and obligations under all of the Oil and Gas Leases, declarations of pooling, joint operating agreements, farmout agreements, assignments, and other contracts, agreements, permits and other matters that are a part of the Assets or are otherwise being conveyed and assigned to Purchaser pursuant to this Agreement and the Assignment ("Assumed Leases and Contracts"). Purchaser shall defend and hold Seller harmless from and against any and all claims, liabilities, costs and expenses (including all attorneys' fees) arising out of or in any way related to any failure or refusal on Purchaser's part to fully perform any duty or obligation hereby assumed by Purchaser under any of the Assumed Leases and Contracts.

        8.04     Indemnification by Purchaser. (a) Except as otherwise specifically provided in Section 8.05 below, Purchaser agrees to indemnify and hold Seller harmless from and against any and all damages, losses, liabilities, deficiencies, costs and/or expenses, including all attorneys' fees, expenses and other out-of-pocket costs of litigation and/or arbitration (collectively, "Damages"), resulting from, arising out of or in any way in connection with or related to Seller's ownership and/or operation of the Assets at any time before or after Closing, whether or not any such Damages are in connection with any action, suit, proceeding, demand or judgment of a third party including governmental entities) or involve any other matter or proceeding. The foregoing indemnification shall include all damages arising out of or in connection with environmental matters.

                (b)     Notwithstanding any other provision contained herein to the contrary, Purchaser acknowledges that the Assets have been utilized for the purpose of exploration, production and development of oil and gas, and that Purchaser has been informed and is aware that oil and gas producing formations can contain naturally occurring radioactive material ("NORM") and that some oil field production equipment and/or facilities may contain asbestos and/or NORM. Purchaser has inspected the Assets and premises and satisfied itself as to their physical and environmental condition, both surface and subsurface. Purchaser agrees to assume all responsibility and liability related to the environmental condition of the Assets and agrees to defend, indemnify and hold Seller, its officers, directors, agents, employees and affiliated companies, harmless from any and all claims arising from the presence of NORM, asbestos, and any other environmental contaminants which may be on the premises or personal property as the result of oil and gas operations related to the Assets without regard to when such condition or contamination occurred, or whether based on any theory of negligence of the Seller.

        8.05     Indemnification by Seller. Seller agrees to indemnify and hold Purchaser harmless from and against any and all Damages resulting from or in any way in connection with, or related to, any adverse claim of title that E.L. Boice may make in and to the Edison Oil and Gas Leases described on Exhibit "A," by virtue of E.L. Boice's prior five percent (5%) interest in William K. Barker and Associates - Shields-Arms, a limited partnership.

        8.06     Procedures.   Each indemnified party under this Article 8 agrees upon its discovery of facts giving rise to a claim for indemnity with respect to any matter as to which it is entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party together with a statement of such information respecting such claim as it then shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnified party shall afford the indemnifying party a reasonable opportunity to pay, settle or contest the claim at its expense.

ARTICLE 9 - ADDITIONAL AGREEMENTS

        9.01     Agreements as to Tax Matters. The parties will cooperate fully with each other in connection with the preparation, signing and filing of tax returns and in any other matters involving taxes relating to the Assets.

        9.02     Post-Closing Documents. The parties will cooperate with one another after Closing and, without any further consideration, will execute and deliver such other documents as shall be reasonably required after the Closing to transfer title to the Assets to Purchaser, and will take any other action necessary to carry out the intent and purposes of the Agreement.

        9.03     DOGGR Filings. Purchaser shall promptly file such forms or other documentation required by the DOGGR and shall notify the DOGGR of its acquisition of the wells acquired by way of this Agreement and its acceptance and assumption of full responsibility for said wells including, but not limited to, the responsibility to properly plug and abandon said wells at the appropriate time.

        9.04     Notice. Each party shall notify the other of any claim, demand, action, suit or proceeding relating to, or arising in connection with, the Assets as soon as practicable after learning of such claim, demand, action, suit, or proceeding.

        9.05     No Impairment Pending Closing. From and after the date of execution of this Agreement and until the Closing, except as otherwise consented to by Purchaser in writing and the constraint of applicable operating and other agreements, Seller shall not:

                (a)     Enter into any agreement of arrangement granting any preferential right to purchase any of the Assets or requiring the consent of any person to the transfer and assignment of any of the Assets hereunder;

(b) Enter into any sales or supply contracts relating to the Assets that are not terminable on notice of thirty days or less;

(c) Dedicate, sell, lease, encumber or dispose of any Assets, other than the sale of Hydrocarbons in the ordinary course of business; and

(d) Waive any material right or claim pertaining to the Assets.

9.06 No Impairment Prior to Payment of Purchase Price. From the Closing Date to the date of payment of the Purchase Price by Purchaser, Purchaser shall not:

                (a)     Enter into any agreement of arrangement granting any preferential right to purchase any of the Assets or requiring the consent of any person to the transfer and assignment of any of the Assets hereunder;

(b) Enter into any sales or supply contracts relating to the Assets that are not terminable on notice of thirty days or less;

(c) Dedicate, sell, lease, encumber or dispose of any Assets, other than the sale of Hydrocarbons in the ordinary course of business; and

(d) Waive any material right or claim pertaining to the Assets.

        9.07     Effect of Purchaser's Failure to Pay. In the event that Purchaser fails to pay the Purchase Price pursuant to Article 4 above, at Seller's election, this Agreement shall automatically terminate and be deemed rescinded and Purchaser shall immediately reassign any and all interest in and to the Assets acquired under this Agreement. Except for a Closing that does not occur because of Section 3.02 above, Seller shall be entitled to recover from Purchaser any and all of its attorneys' fees, costs and expenses incurred in connection with recovering the Assets and pursuing any breach of contract action due to Purchaser's failure to pay, together with interest on the Purchase Price in the maximum amount legally allowable, with such interest accruing beginning January 4, 2006.

        9.08     Memorandum of Cancellation of Agreement. Upon Byrum's timely receipt of the Purchase Price pursuant to Article 4 above, Seller shall cause Byrum to simultaneously deliver to Purchaser the fully executed Memorandum of Cancellation. To the extent necessary, Seller agrees to reasonably cooperate with Purchaser to assist with recordation of the Memorandum of Cancellation or any other documents necessary to cancel the Memorandum of Agreement upon Purchaser's compliance with Article 4 above. If Seller does not reasonably cooperate with Purchaser to cancel the Memorandum of Agreement after Purchaser's compliance with Article 4 above, Purchaser shall be entitled to recover from Seller any and all of its attorneys' fees, costs and expenses incurred in connection with any action to secure a cancellation of the Memorandum of Agreement, together with legal interest on such fees, cost, expenses and damages in the maximum amount legally allowable, with such interest accruing beginning on the date such action is filed.

        9.09     Overriding Royalty Interest. Purchaser agrees to assume and pay to Geraldine M. Barker, during her lifetime, a two percent of eight-eighths (2% of 8/8ths) overriding royalty interest on the Edison Oil and Gas Leases described on Exhibit "A." Such overriding royalty shall be paid in the same manner, on the same date and subject to the same deductions, as the lessor's royalty under the Edison Oil and Gas Leases. It is agreed that such obligation shall terminate automatically upon Geraldine M. Barker's death.

ARTICLE 10 - GENERAL PROVISIONS

        10.1     Rules of Construction. In this Agreement, unless otherwise indicated, the singular includes the plural and plural the singular; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed in each instance by the words "without limitation"; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, extensions and other modifications to such agreements or instruments (without, however, limiting any stated prohibition on any such amendments, extensions and other modifications by the terms of this Agreement); and references to Persons include their respective permitted successors and assigns and, in the case of government authorities, Persons succeeding to their respective functions and capacities.

10.02 Expenses. Each party shall pay its own expenses (including legal and accounting costs and expenses) in connection with the negotiation, preparation and consummation of this Agreement.

        10.03     Governing Law. All questions concerning the construction, interpretation, validity and enforcement of this Agreement shall be governed by the laws of the State of California without giving effect to any choice or conflict of law provisions or rules (whether in the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

        10.04     Submission to Jurisdiction. Any legal action or proceeding with respect to this Agreement or any of the rights or interests of the parties hereunder shall be brought in the courts of the State of California located in the County of Kern and, by execution and delivery of this Agreement, the parties hereby accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction and venue of the aforesaid court(s). Each party hereby irrevocably waives, in connection with any action or proceeding, any objection, including, without limitation, any objection to venue based on grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in the aforesaid jurisdiction and venue. Each party hereby irrevocably consents to the service of process of the aforementioned court(s) in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address as set forth herein.

10.05 Headings. Article and Section headings used in this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.

        10.06     Notices and Addresses. Any notices required or permitted under this Agreement shall be in writing and shall be deemed to have been given: (i) on the date of delivery, if personally delivered to the party to whom notice is to be given; (ii) one (1) business day after mailing, if sent via overnight mail by a nationally recognized overnight delivery service, or if sent via email to the email address provided by a party hereunder to the other for purposes of notice under this Agreement, or if sent by facsimile to a party at the facsimile number provided below; or (iii) two (2) business days after mailing, if mailed to the party to whom notice is to be given, by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows.

If to Purchaser:

Tri-Valley Oil & Gas Co.
5555 Business Park South
Suite 200
Bakersfield, California 93309-1667
Attn: President
Facsimile No.: 661-864-0600

If to Sellers:

Brea Oil Company
901 Tower Way, Suite 102
Bakersfield, California 93309
Attn: President
Facsimile No.: 661-327-8016

        Either party may specify: (i) as its proper address any other street address within the continental limits of the United States or (ii) its email address, or (iii) its facsimile number, by giving notice to the other party, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address or email address or facsimile number.

        10.07     Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the successors and assigns of Seller and Purchaser.

        10.08     Final Agreement; Entire Agreement. This Agreement is the final agreement between the parties and constitutes the entire agreement between them. This Agreement supersedes all prior agreements and understandings, written or oral, whether signed or unsigned, with respect to the subject matter hereof, including, but not limited to, that certain letter agreement dated May 10, 2005.

10.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, and all of which shall constitute one and the same instrument.

10.10 Amendment. This Agreement may be amended only by an instrument in writing signed by or on behalf of each of the parties hereto.

        10.11     Public Announcements. The parties hereto agree that neither party will make any public announcement or statement with respect to the transaction contemplated by this Agreement without first consulting with the other party hereto so as to agree upon the text of any public announcement or statement to be made. Nothing contained in this paragraph shall be construed to require either party to obtain approval of the other party hereto to disclose information with respect to the transaction contemplated by this Agreement to any state or federal governmental authority or agency to the extent required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction or necessary to comply with disclosure requirements of any stock exchange having jurisdiction over the disclosing party.

        10.12     Filing and Recording of Assignments, Etc. Purchaser shall be solely responsible for all filings and recording of assignments and other documents related to the Assets and for all fees connected therewith, and upon request Purchaser shall advise Seller of the pertinent recording data. Seller shall not be responsible for any loss to Purchaser because of Purchaser's failure to file or record documents correctly or promptly. Purchaser shall promptly file all appropriate forms, declarations or bonds with federal and state agencies relative to its assumption of operations. Seller shall cooperate with Purchaser in connection with such filings.

        10.13     Further Assurances. After the Closing each of the parties will execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to assure more effectively to said party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered or inuring to the benefit of such party in consummation of the transactions contemplated hereby.

10.14 Exhibits. All Exhibits hereto which are referred to herein are hereby made a part hereof and incorporated herein by reference.

        10.15     Conflict with Assignment. To the extent there is a conflict between this Agreement, on the one hand, and the Assignment, the Memorandum of Agreement, or the Memorandum of Cancellation, on the other hand, this Agreement shall prevail.

        10.16     Attorney's Fees. If either party brings any legal action to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs, and expenses, in addition to any other relief to which such party may be entitled.

[Signatures Follow]

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

SELLER:
BREA OIL COMPANY	THE BARKER BYPASS TRUST
Sometimes known as	UNDER THE BARKER TRUST
Brea Oil Company, Inc.	DATED JANUARY 21, 1999

By: /s/ Kurt Sickles	By: /s/ Geraldine M. Barker
Kurt Sickles	Geraldine M. Barker,
President	as Trustee

BREA PROPERTIES, INC.	THE BARKER TRUST
DATED JANUARY 21, 1999

By: /s/ Alexander W. Barker	By: Geraldine M. Barker
Alexander W. Barker	Geraldine M. Barker, as Co-
President	Trustee

By:
Kurt Sickles, Individually	Alexander W. Barker, as Co-
Trustee

PURCHASER:

TRI-VALLEY OIL & GAS CO.

By: /s/ Joseph R. Kandle
Joseph R. Kandle
President